Exhibit 99.1

NEWS RELEASE
03

CONTACTS
Media	Investor Relations
Angie Howland Blackwell – 585-678-7141	Patty Yahn-Urlaub – 585-678-7483
Eric Thomas – 585-678-7466	Bob Czudak – 585-678-7170

Constellation Brands Reports
Fiscal 2011 Results

•	Achieves comparable basis diluted EPS of $1.91 and reported basis diluted EPS of $2.62; reported results reflect favorable tax benefit
•	Generates record free cash flow of $530 million
•	Decreases debt by approximately $600 million
•	Provides fiscal 2012 outlook; projects diluted EPS of $1.90 - $2.00 and free cash flow of $600 - $650 million
•	Completes sale of Australian and U.K. business
•	Board of Directors authorizes $500 million share repurchase program; management currently expects multi-year implementation

Fiscal 2011 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Consolidated net sales	$3,332	-1%	$3,332	-1%

Operating income	$534	-5%	$503	61%

Operating margin	16.0%	-60 bps	15.1%	NM

Equity in earnings of equity method investees**	$244	2%	$244	14%

Earnings before interest and taxes (EBIT)	$778	-3%	NA	NA

Net income	$408	9%	$560	NM

Diluted earnings per share	$1.91	13%	$2.62	NM

VICTOR, N.Y., April 7, 2011 – Constellation Brands, Inc. (NYSE: STZ), the world’s leading premium wine company, reported today its fiscal 2011 results.

"Fiscal 2011 marks another year of significant accomplishments as we successfully executed on several of our key strategic goals and business initiatives,” said Rob Sands, president and chief executive officer. “We are realizing the benefits from the implementation of our U.S. distributor initiative through improvements in depletion and consumer take-away trends. We generated record free cash flow, executed an accelerated stock buyback transaction and reduced debt by almost $600 million for the second consecutive year. Additionally, we sold our Australian and U.K. business as part of our efforts to further premiumize our portfolio, improve ROIC and generate profitable organic growth.”

Fiscal 2011 Net Sales Highlights* (in millions)

	Reported			Organic
	Net Sales	% Change	Constant Currency Change	Net Sales	% Change	Constant Currency Change
Consolidated	$3,332	-1%	-3%	$3,332	5%	3%
North America	$2,557	5%	4%	$2,557	5%	4%
Australia and Europe	$775	-17%	-18%	$775	2%	--

*Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”
NA=Not applicable
NM=Not meaningful

Fiscal 2011 Net Sales Commentary

Reported consolidated net sales decreased one percent due primarily to the divestitures of the U.K. cider and Australian and U.K. wine businesses. Organic net sales on a constant currency basis increased three percent versus the prior year.

 North America net sales on an organic constant currency basis increased four percent primarily due to a combination of U.S. volume growth and favorable U.S. product mix, partially offset by higher promotion cost. “While the distributor initiative favorably impacted sales, depletions for our total U.S. domestic business increased three percent while depletions for our focus brands increased almost 10 percent,” said Sands. “For the 2010 calendar year, we maintained market share on a volume basis across all channels for the wine and spirits categories driven by strong performance of brands including Robert Mondavi, Clos du Bois, Estancia, Kim Crawford, Simi, Wild Horse and SVEDKA.”

Australia and Europe net sales on an organic constant currency basis were level with the prior year.

Fiscal 2011 Operating Income and Net Income Commentary

The consolidated comparable basis operating income decline reflected investments in selling, general and administrative expense for the North America and Corporate segments. In addition, operating income for the Australia and Europe segment decreased primarily due to the January 2010 divestiture of the U.K. cider business.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $226 million, an increase of two percent from the prior year.  For fiscal 2011, Crown generated net sales of $2.4 billion, an increase of six percent, and operating income of $453 million, an increase of two percent.  The net sales increase for Crown was driven by volume growth reflecting improvement in consumer demand and distributor inventories returning to more optimum levels. Operating income for Crown increased primarily due to the higher volume partially offset by a contractual cost increase and higher SG&A expense.

“Throughout the year, Crown built positive momentum in a number of areas by launching new products and packaging configurations and executing key advertising programs. This resulted in Crown outperforming the industry and the import category overall, with depletions growing low- to mid-single digits for the year,” commented Sands.

For fiscal 2011, pre-tax restructuring charges and unusual items totaled $32 million compared to $275 million for the prior year.

Interest expense totaled $195 million, a decrease of 26 percent. The decrease was due to lower average interest rates and borrowings.

The comparable basis effective tax rate for fiscal 2011 and fiscal 2010 was 30 percent. The comparable basis effective tax rate for both periods reflects the favorable outcome of various tax items.

Constellation completed the sale of its Australian and U.K. business to CHAMP Private Equity on Jan. 31, 2011 in a transaction that was valued at approximately A$290 million. The company retained an approximate 20 percent interest in the business and received net cash proceeds of about $220 million, subject to post-closing adjustments. In connection with the sale, the company recorded a net pre-tax gain of $84 million and a net tax benefit of $198 million.

During fourth quarter 2011, the company recorded a charge of $60 million related to the potential settlement of the Ruffino put option by its majority shareholder.  During fiscal 2011, the company completed an accelerated stock buyback transaction under which it paid $300 million and received 17.2 million shares.

Free Cash Flow Commentary

Free cash flow for the year totaled $530 million. “Our record free cash flow generation and proceeds from the sale of the Australian and U.K. business enabled the company to fund the accelerated stock buyback transaction, decrease debt by approximately $600 million and reduce our debt to comparable basis EBITDA ratio to the mid three times range at the end of the fiscal year,” said Bob Ryder, chief financial officer, Constellation Brands. “For fiscal 2012, the company is targeting free cash flow in the range of $600 to $650 million.”

Fourth Quarter 2011 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Consolidated net sales	$715	1%	$715	1%

Operating income	$104	39%	$103	NM

Operating margin	14.5%	400 bps	14.4%	NM

Equity earnings	$52	20%	$52	20%

EBIT	$155	32%	NA	NA

Net income	$75	24%	$280	NM

Diluted earnings per share	$0.35	30%	$1.32	NM

Fourth Quarter 2011 Net Sales Highlights* (in millions)
	Reported			Organic
	Net Sales	% Change	Constant Currency Change	Net Sales	% Change	Constant Currency Change
Consolidated	$715	1%	--	$715	12%	10%
North America	$580	17%	16%	$580	16%	14%
Australia and Europe	$135	-37%	-39%	$135	-3%	-5%

Fourth Quarter 2011 Net Sales Commentary

Reported consolidated net sales increased one percent as a 10 percent organic constant currency net sales increase was essentially offset by the divestitures of the Australian and U.K. wine business and the U.K. cider business.

North America net sales on an organic constant currency basis increased 14 percent due primarily to a combination of U.S. volume growth and favorable U.S. product mix. The fourth quarter fiscal 2010 net sales reflected the impact of inventory reductions at certain U.S. distributors.

Fourth Quarter 2011 Operating Income and Net Income Commentary

The consolidated comparable basis operating income increase was primarily driven by U.S. volume growth in the North America segment.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $49 million, an increase of 18 percent from the prior year fourth quarter.  For fourth quarter 2011, Crown generated net sales of $480 million, an increase of 15 percent, and operating income of $97 million, an increase of 18 percent.  Net sales and operating income benefited primarily from volume growth.

For fourth quarter 2011, pre-tax restructuring charges and unusual items totaled $1 million compared to $125 million for the prior year fourth quarter.

Interest expense totaled $47 million, a decrease of 25 percent. The decrease was due to lower average interest rates and borrowings during the quarter.

The comparable basis effective tax rate for the quarter was 31 percent compared to negative 11 percent for the prior year fourth quarter. Both periods reflected the favorable outcome of various tax items.

Common Share Repurchase Authorization

Constellation’s Board of Directors has authorized the repurchase of up to $500 million of the company’s common stock. The repurchase of shares may be accomplished from time to time, subject to market and other conditions.  “While our near-term focus is on debt reduction, we believe it is important to have a share repurchase authorization in place to provide flexibility over a multi-year period as part of our ongoing evaluation of the optimal capital structure for our business,” said Ryder.

Summary

“We experienced a strong finish to a year where we invested in our business and began building momentum around our product portfolio to drive future growth. We are well positioned from a strategic, market, and financial perspective for the year ahead,” said Sands. “Our guidance for fiscal 2012 is being tempered by comparison impacts from the U.S. distributor initiative, incremental marketing investment at Crown and the divestiture of the Australian and U.K. business. However, we continue to target healthy underlying depletion and consumer trends for our business.”

 Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal year 2012 compared to fiscal year 2011 actual results, both on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2012
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY12 Estimate	FY11 Actual	FY12 Estimate	FY11 Actual
Fiscal Year Ending Feb. 29/28	$1.90 - $2.00	$2.62	$1.90 - $2.00	$1.91

Full-year fiscal 2012 guidance includes the following current assumptions but excludes any impact from any repurchases of the company’s common stock:
•	Interest expense: approximately $180 - $190 million
•	Tax rate: approximately 29 percent
•	Weighted average diluted shares outstanding: approximately 216 million
•	Free cash flow: $600 - $650 million

Conference Call

A conference call to discuss fourth quarter and full year fiscal 2011 results and fiscal outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thurs., April 7, 2011 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed during the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges and unusual items.  The company’s measure of segment profitability excludes restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Supplemental Financial Information

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.

About Constellation Brands

Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 125 countries and operations in approximately 30 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company's Web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical facts set forth in this news release regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on May 31, 2011, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  During Constellation’s “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. There can be no assurance that a settlement of matters relating to a put option in Ruffino S.r.l. will occur. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	the actual amount of any closing adjustments associated with the sale of 80.1% of the company’s Australian and U.K. business to CHAMP Private Equity;
•	actual costs associated with any settlement regarding Ruffino S.r.l.;
•	the exact duration of the share repurchase implementation; and the amount and timing of any share repurchases;
•	completion of various portfolio actions; implementation of consolidation activities and actual U.S. distributor transition experience;
•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements;
•
restructuring charges and other one-time costs associated with restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position, results of operations or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2010, which could cause actual future performance to differ from current expectations.

#     #     #

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 28, 2011	February 28, 2010
Assets

Current Assets:
Cash and cash investments	$9.2	$43.5
Accounts receivable, net	417.4	514.7
Inventories	1,369.3	1,879.9
Prepaid expenses and other	287.1	151.0

Total current assets	2,083.0	2,589.1

Property, plant and equipment, net	1,219.6	1,567.2
Goodwill	2,619.8	2,570.6
Intangible assets, net	886.3	925.0
Other assets, net	358.9	442.4

Total assets	$7,167.6	$8,094.3

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$83.7	$371.2
Current maturities of long-term debt	15.9	187.2
Accounts payable	129.2	268.8
Accrued excise taxes	14.2	43.8
Other accrued expenses and liabilities	419.9	501.6

Total current liabilities	662.9	1,372.6

Long-term debt, less current maturities	3,136.7	3,277.1
Deferred income taxes	583.1	536.2
Other liabilities	233.0	332.1

Total liabilities	4,615.7	5,518.0

Total stockholders' equity	2,551.9	2,576.3

Total liabilities and stockholders' equity	$7,167.6	$8,094.3

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Year Ended
	February 28, 2011	February 28, 2010	February 28, 2011	February 28, 2010
Sales	$872.2	$893.0	$4,096.7	$4,213.0
Excise taxes	(156.9)	(184.3)	(764.7)	(848.2)
Net sales	715.3	708.7	3,332.0	3,364.8

Cost of product sold	(461.3)	(486.3)	(2,141.9)	(2,220.0)
Gross profit	254.0	222.4	1,190.1	1,144.8

Selling, general and administrative expenses	(128.7)	(148.2)	(640.9)	(682.5)
Impairment of intangible assets	(16.7)	(103.2)	(23.6)	(103.2)
Restructuring charges	(5.7)	(20.4)	(23.1)	(47.6)
Operating income (loss)	102.9	(49.4)	502.5	311.5

Equity in earnings of equity method investees	51.5	43.0	243.8	213.6
Interest expense, net	(47.4)	(63.1)	(195.3)	(265.1)
Loss on write-off of financing costs	-	(0.7)	-	(0.7)
Income (loss) before income taxes	107.0	(70.2)	551.0	259.3

Benefit from (provision for) income taxes	172.8	19.2	8.5	(160.0)
Net income (loss)	$279.8	$(51.0)	$559.5	$99.3

Earnings (Loss) Per Common Share:
Basic - Class A Common Stock	$1.36	$(0.23)	$2.68	$0.46
Basic - Class B Convertible Common Stock	$1.24	$(0.21)	$2.44	$0.41

Diluted - Class A Common Stock	$1.32	$(0.23)	$2.62	$0.45
Diluted - Class B Convertible Common Stock	$1.21	$(0.21)	$2.40	$0.41

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	184.382	196.752	187.224	196.095
Basic - Class B Convertible Common Stock	23.623	23.729	23.686	23.736

Diluted - Class A Common Stock	212.386	196.752	213.765	221.210
Diluted - Class B Convertible Common Stock	23.623	23.729	23.686	23.736

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended
	February 28, 2011	February 28, 2010
Cash Flows From Operating Activities
Net income	$559.5	$99.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	119.2	143.8
Loss on settlement of pension obligations	109.9	-
Deferred tax provision (benefit)	70.9	(30.6)
Loss on contractual obligation from put option of Ruffino shareholder	60.0	34.3
Stock-based compensation expense	46.0	56.3
Impairment of intangible assets	23.6	103.2
Amortization of intangible and other assets	14.6	12.1
Loss on disposal or impairment of long-lived assets, net	0.4	15.7
Gain on businesses sold, net	(165.1)	(10.4)
Equity in earnings of equity method investees, net of distributed earnings	(23.8)	(13.1)
Noncash portion of loss on extinguishment of debt	-	0.7
Change in operating assets and liabilities, net of effects from sales of businesses:
Accounts receivable, net	(86.0)	61.9
Inventories	190.8	51.0
Prepaid expenses and other current assets	(7.6)	2.6
Accounts payable	(82.5)	(42.7)
Accrued excise taxes	(7.1)	(18.1)
Other accrued expenses and liabilities	(168.6)	(110.6)
Other, net	(34.9)	47.1
Total adjustments	59.8	303.2
Net cash provided by operating activities	619.3	402.5

Cash Flows From Investing Activities
Proceeds from sales of businesses	219.7	349.6
Proceeds from note receivable	60.0	-
Proceeds from sales of assets	19.5	17.2
Capital distribution from equity method investee	0.3	0.2
Purchases of property, plant and equipment	(89.1)	(107.7)
Investments in equity method investees	(29.7)	(0.9)
Other investing activities	7.4	(1.8)
Net cash provided by investing activities	188.1	256.6

Cash Flows From Financing Activities
Principal payments of long-term debt	(328.5)	(781.3)
Purchases of treasury stock	(300.0)	-
Net (repayment of) proceeds from notes payable	(289.7)	117.1
Payment of financing costs of long-term debt	(0.2)	(11.5)
Exercise of employee stock options	61.0	12.3
Excess tax benefits from stock-based payment awards	7.4	2.7
Proceeds from employee stock purchases	4.3	4.5
Proceeds from maturity of derivative instrument	-	33.2
Net cash used in financing activities	(845.7)	(623.0)

Effect of exchange rate changes on cash and cash investments	4.0	(5.7)

Net (decrease) increase in cash and cash investments	(34.3)	30.4
Cash and cash investments, beginning of year	43.5	13.1
Cash and cash investments, end of year	$9.2	$43.5

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company sold certain spirits value brands on March 24, 2009, sold its U.K. cider business on January 15, 2010, and sold 80.1% of its Australian and U.K. business on January 31, 2011, organic net sales for the respective periods are defined by the company as reported net sales less net sales of certain spirits value brands, net sales of U.K. cider and/or net sales of CWAE (as defined below), plus CWNA (as defined below) intercompany net sales to CWAE, as appropriate.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency	Year Ended				Constant Currency
	February 28,	February 28,	Percent	Currency	Percent	February 28,	February 28,	Percent	Currency	Percent
	2011	2010	Change	Impact	Change (1)	2011	2010	Change	Impact	Change (1)
Consolidated Net Sales	$715.3	$708.7	1%	1%	-	$3,332.0	$3,364.8	(1%)	2%	(3%)
Less: Value spirits net sales (2)	-	-				-	(14.8)
Less: U.K. cider net sales (3)	-	(13.2)				-	(109.0)
Less: CWAE net sales, net of CWNA intercompany net sales to CWAE (4)	-	(54.4)				-	(54.4)
Consolidated Organic Net Sales	$715.3	$641.1	12%	1%	10%	$3,332.0	$3,186.6	5%	2%	3%

Constellation Wines North America ("CWNA") Net Sales	$580.1	$493.9	17%	1%	16%	$2,557.3	$2,434.7	5%	2%	4%
Less: Value spirits net sales (2)	-	-				-	(14.8)
Plus: CWNA intercompany net sales to CWAE (4)	-	8.3				-	8.3
Constellation Wines North America Organic Net Sales	$580.1	$502.2	16%	1%	14%	$2,557.3	$2,428.2	5%	2%	4%

Constellation Wines Australia and Europe ("CWAE") Net Sales	$135.2	$214.8	(37%)	1%	(39%)	$774.7	$930.1	(17%)	2%	(18%)
Less: U.K. cider net sales (3)	-	(13.2)				-	(109.0)
Less: CWAE net sales (4)	-	(62.7)				-	(62.7)
Constellation Wines Australia and Europe Organic Net Sales	$135.2	$138.9	(3%)	2%	(5%)	$774.7	$758.4	2%	2%	-

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2009, through March 24, 2009, included in the year ended February 28, 2010.

(3)
For the period December 1, 2009, through January 15, 2010, included in the three months ended February 28, 2010, and the period March 1, 2009, through January 15, 2010, included in the year ended February 28, 2010.

(4)	Amount includes CWAE net sales, net of CWNA intercompany net sales to CWAE, for the period February 1, 2010, through February 28, 2010, included in the three months and year ended February 28, 2010.

SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION
(in millions, branded product, 9 liter case equivalents)

	Year Ended February 28, 2011	Percent Change
North America Shipment Volume (5)	62.4	3.4%
U.S. Domestic Shipment Volume (5)	48.8	3.5%
U.S. Domestic Focus Brands Shipment Volume (6)	30.9	9.9%

U.S. Domestic Depletion Volume Growth (7)		3.2%
U.S. Domestic Focus Brands Depletion Volume Growth (6)(7)		9.6%

(5)	Percent change reflects adjustment for the March 24, 2009, sale of certain spirits value brands.

(6)
U.S. Focus Brands include the following brands:  Robert Mondavi, Clos du Bois, SVEDKA Vodka, Blackstone, Estancia, Arbor Mist, Black Velvet Canadian Whisky, Toasted Head, Simi, Black Box, Ravenswood, Rex Goliath, Kim Crawford, Franciscan Estate, Wild Horse, Ruffino, Nobilo, Mount Veeder and Inniskillin.

(7)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended			Year Ended
	February 28, 2011	February 28, 2010	Percent Change	February 28, 2011	February 28, 2010	Percent Change
Constellation Wines North America (1)
Segment net sales (2)	$580.1	$493.9	17%	$2,557.3	$2,434.7	5%
Segment operating income	$124.0	$95.4	30%	$631.0	$638.0	(1%)
% Net sales	21.4%	19.3%		24.7%	26.2%
Equity in earnings of equity method investees	$1.4	$-	NM	$12.7	$11.8	8%

Constellation Wines Australia and Europe (1)
Segment net sales	$135.2	$214.8	(37%)	$774.7	$930.1	(17%)
Segment operating income	$6.8	$5.7	19%	$9.3	$16.9	(45%)
% Net sales	5.0%	2.7%		1.2%	1.8%
Equity in Earnings of equity method investees	$1.5	$1.8	(17%)	$5.6	$5.3	6%

Corporate Operations and Other Segment Operating Loss	$(27.1)	$(26.6)	2%	$(106.6)	$(94.7)	13%

Equity in Earnings of Crown Imports (4)	$48.6	$41.2	18%	$226.1	$221.9	2%

Reportable Segment Operating Income (A)	$103.7	$74.5		$533.7	$560.2
Restructuring Charges and Unusual Items	(0.8)	(123.9)		(31.2)	(248.7)
Consolidated Operating Income (Loss) (GAAP)	$102.9	$(49.4)		$502.5	$311.5

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$51.5	$43.0		$244.4	$239.0
Restructuring Charges and Unusual Items	-	-		(0.6)	(25.4)
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$51.5	$43.0		$243.8	$213.6

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$155.2	$117.5		$778.1	$799.2

NM Not Meaningful

(1)
In connection with the company’s change in its internal management structure for its Australian and U.K. business and the revised strategy within these markets, the company changed its internal management financial reporting on May 1, 2010, to consist of five operating segments:  Constellation Wines North America, Constellation Wines Australia and Europe, Constellation Wines New Zealand, Crown Imports and Corporate Operations and Other.  For reporting purposes, the Constellation Wines New Zealand operating segment is aggregated with the Constellation Wines North America operating segment due to, among other factors, the vast majority of the wine produced by the Constellation Wines New Zealand operating segment is sold in the U.S. and Canada.  Prior period results have been restated to conform with the new segment presentation.

(2)	Constellation Wines North America Spirits Net Sales

	Three Months Ended			Year Ended
	February 28, 2011	February 28, 2010	Percent Change	February 28, 2011	February 28, 2010	Percent Change
Spirits net sales	$48.9	$47.4	3%	$217.5	$223.4	(3%)
Less: Value spirits net sales (3)	-	-		-	(14.8)
Organic spirits net sales	$48.9	$47.4	3%	$217.5	$208.6	4%

(3)	For the period March 1, 2009, through March 24, 2009, included in the year ended February 28, 2010.

(4)	Crown Imports Joint Venture Summarized Financial Information

	Three Months Ended			Year Ended
	February 28, 2011	February 28, 2010	Percent Change	February 28, 2011	February 28, 2010	Percent Change
Net sales	$480.4	$418.5	15%	$2,392.9	$2,256.2	6%
Operating income	$96.8	$82.0	18%	$453.0	$444.1	2%
% Net sales	20.1%	19.6%		18.9%	19.7%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended February 28, 2011					Three Months Ended February 28, 2010
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (2)	Other (3)	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (2)	Other (3)	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$715.3				$715.3	$708.7				$708.7	1%	1%
Cost of product sold	(461.3)	0.3	0.6		(460.4)	(486.3)	1.2	3.0		(482.1)	(5%)	(5%)
Gross Profit	254.0	0.3	0.6		254.9	222.4	1.2	3.0		226.6	14%	12%
Selling, general and administrative expenses ("SG&A")	(128.7)		(82.5)	60.0	(151.2)	(148.2)		(3.9)		(152.1)	(13%)	(1%)
Impairment of intangible assets	(16.7)			16.7	-	(103.2)			103.2	-	NM	N/A
Restructuring charges	(5.7)		5.7		-	(20.4)		20.4		-	NM	N/A
Operating Income (Loss)	102.9	0.3	(76.2)	76.7	103.7	(49.4)	1.2	19.5	103.2	74.5	NM	39%
Equity in earnings of equity method investees	51.5				51.5	43.0				43.0	20%	20%
EBIT					155.2					117.5	N/A	32%
Interest expense, net	(47.4)				(47.4)	(63.1)				(63.1)	(25%)	(25%)
Loss on write-off of financing costs	-				-	(0.7)			0.7	-	NM	N/A
Income (Loss) Before Income Taxes	107.0	0.3	(76.2)	76.7	107.8	(70.2)	1.2	19.5	103.9	54.4	NM	98%
Benefit from (provision for) income taxes	172.8	(0.1)	(200.7)	(5.3)	(33.3)	19.2	(0.5)	(7.3)	(5.6)	5.8	NM	NM
Net Income (Loss)	$279.8	$0.2	$(276.9)	$71.4	$74.5	$(51.0)	$0.7	$12.2	$98.3	$60.2	NM	24%
Diluted Earnings (Loss) Per Common Share	$1.32				$0.35	$(0.23)				$0.27	NM	30%
Weighted Average Common Shares Outstanding - Diluted	212.386				212.386	196.752				222.594

Gross Margin	35.5%				35.6%	31.4%				32.0%
SG&A as a percent of net sales	18.0%				21.1%	20.9%				21.5%
Operating Margin	14.4%				14.5%	NM				10.5%
Effective Tax Rate	-161.5%				30.9%	27.4%				-10.7%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Year Ended February 28, 2011					Year Ended February 28, 2010
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (4)	Other (5)	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment (4)	Other (5)	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$3,332.0				$3,332.0	$3,364.8				$3,364.8	(1%)	(1%)
Cost of product sold	(2,141.9)	2.4	2.3		(2,137.2)	(2,220.0)	8.4	24.0		(2,187.6)	(4%)	(2%)
Gross Profit	1,190.1	2.4	2.3		1,194.8	1,144.8	8.4	24.0		1,177.2	4%	1%
Selling, general and administrative expenses	(640.9)		(80.2)	60.0	(661.1)	(682.5)		31.2	34.3	(617.0)	(6%)	7%
Impairment of intangible assets	(23.6)		6.9	16.7	-	(103.2)			103.2	-	NM	N/A
Restructuring charges	(23.1)		23.1		-	(47.6)		47.6		-	NM	N/A
Operating Income	502.5	2.4	(47.9)	76.7	533.7	311.5	8.4	102.8	137.5	560.2	61%	(5%)
Equity in earnings of equity method investees	243.8			0.6	244.4	213.6			25.4	239.0	14%	2%
EBIT					778.1					799.2	N/A	(3%)
Interest expense, net	(195.3)				(195.3)	(265.1)				(265.1)	(26%)	(26%)
Loss on write-off of financing costs	-				-	(0.7)			0.7	-	NM	N/A
Income Before Income Taxes	551.0	2.4	(47.9)	77.3	582.8	259.3	8.4	102.8	163.6	534.1	NM	9%
Benefit from (provision for) income taxes	8.5	(1.0)	(207.1)	24.8	(174.8)	(160.0)	(3.3)	8.1	(5.6)	(160.8)	NM	9%
Net Income	$559.5	$1.4	$(255.0)	$102.1	$408.0	$99.3	$5.1	$110.9	$158.0	$373.3	NM	9%
Diluted Earnings Per Common Share	$2.62	$0.01	$(1.19)	$0.48	$1.91	$0.45	$0.02	$0.50	$0.71	$1.69	NM	13%
Weighted Average Common Shares Outstanding - Diluted	213.765	213.765	213.765	213.765	213.765	221.210	221.210	221.210	221.210	221.210

Gross Margin	35.7%				35.9%	34.0%				35.0%
SG&A as a percent of net sales	19.2%				19.8%	20.3%				18.3%
Operating Margin	15.1%				16.0%	9.3%				16.6%
Effective Tax Rate	-1.5%				30.0%	61.7%				30.1%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.  See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and years ended February 28, 2011, and February 28, 2010.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's Web site at http://www.cbrands.com/investors for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended February 28, 2011, strategic business realignment items consist primarily of net gains of $281.5 million, including a net tax benefit of $197.8 million, in connection with the company's sale of 80.1% of its Australian and U.K. business.  In addition to the net tax benefit, the remaining $83.7 million of net gains consists primarily of the gain on the sale of the Australian and U.K. business of $165.1 million and an associated gain on derivative instruments of $20.8 million, net of a loss on the settlement of the Australian and U.K. pension obligations of $109.9 million. These net gains were partially offset primarily by costs recognized by the company in connection with the Global Initiative of $4.8 million, net of a tax benefit of $2.7 million.  For the three months ended February 28, 2010, strategic business realignment items consist primarily of (i)  costs recognized by the company in connection with the Australian Initiative of $13.9 million, net of a tax benefit of $0.0 million, and the Global Initiative of $8.5 million, net of a tax benefit of $3.9 million; and (ii)  a gain recognized by the company in connection with the sale of its U.K. cider business of $14.0 million, including a tax benefit of $2.8 million.

(3)
For the three months ended February 28, 2011, other consists of a loss of $60.0 million, net of a tax benefit of $0.0 million, on the potential settlement of the contractual obligation created by the notification by the 50.1% shareholder of Ruffino S.r.l. ("Ruffino") to exercise the option to put its entire equity interest in Ruffino to the company, and an impairment of certain intangible assets of $11.4 million, net of a tax benefit of $5.3 million.  For the three months ended February 28, 2010, other consists primarily of an impairment of certain intangible assets of $97.9 million, net of a tax benefit of $5.3 million.

(4)
For the year ended February 28, 2011, strategic business realignment items consist primarily of net gains of $281.5 million, including a net tax benefit of $197.8 million, in connection with the company's sale of 80.1% of its Australian and U.K. business.  In addition to the net tax benefit, the remaining $83.7 million of net gains consists primarily of the gain on the sale of the Australian and U.K. business of $165.1 million and an associated gain on derivative instruments of $20.8 million, net of a loss on the settlement of the Australian and U.K. pension obligations of $109.9 million. These net gains were partially offset primarily by (i) costs recognized by the company in connection with the Global Initiative of $19.0 million, net of a tax benefit of $6.0 million, and the Australian Initiative of $5.5 million, net of a tax benefit of $0.0 million; and (ii) an impairment of certain intangible assets of $4.2 million, net of a tax benefit of $2.7 million.  For the year ended February 28, 2010, strategic business realignment items consist primarily of (i)  costs recognized by the company in connection with the Global Initiative of $51.2 million, net of a tax benefit of $24.4 million, the Australian Initiative of $22.0 million, net of a tax benefit of $0.0 million, and the Fiscal 2007 Wine Plan of $11.5 million, net of a tax benefit of $2.6 million; (ii)  tax expense associated with the March 2009 divestiture of the value spirits business of $37.5 million; and (iii)  a gain recognized by the company in connection with the sale of its U.K. cider business of $14.0 million, including a tax benefit of $2.8 million.

(5)
For the year ended February 28, 2011, other consists primarily of (i)  a loss of $60.0 million, net of a tax benefit of $0.0 million, on the potential settlement of the contractual obligation created by the notification by the 50.1% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the company; (ii)  a valuation allowance against deferred tax assets in the U.K. of $30.1 million;  and (iii)  an impairment of certain intangible assets of $11.4 million, net of a tax benefit of $5.3 million.  For the year ended February 28, 2010, other consists primarily of (i)  an impairment of certain intangible assets of $97.9 million, net of a tax benefit of $5.3 million; (ii)  a loss of $34.3 million, net of a tax benefit of $0.0 million, on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the company for a specified minimum value; and (iii)  an impairment of $25.4 million, net of a tax benefit of $0.0 million, associated with the company’s investment in Ruffino.

DEFINITIONS
Global Initiative
The company's plan announced in April 2009 to simplify its business, increase efficiencies and reduce its cost structure on a global basis (the "Global Initiative").

Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business (the "Australian Initiative").

Fiscal 2007 Wine Plan
The company's plan announced in August 2006 to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan").

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 29, 2012
Forecasted diluted earnings per share - reported basis (GAAP)	$1.90	$2.00

Forecasted diluted earnings per share – comparable basis (Non-GAAP)	$1.90	$2.00

Actual for the Year Ended February 28, 2011
Diluted earnings per share - reported basis (GAAP)	$2.62
Inventory step-up	0.01
Strategic business realignment (1)	(1.19)
Other (2)	0.48
Diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.91

(1)
Includes ($1.33), $0.09, $0.03 and $0.02 diluted earnings per share for the year ended February 28, 2011, associated with net gains recognized by the company primarily in connection with the sale of 80.1% of its Australian and U.K. business; the Global Initiative; the Australian Initiative; and an impairment of certain intangible assets, respectively.(3)

(2)
Includes $0.28, $0.14 and $0.05 diluted earnings per share for the year ended February 28, 2011, associated with a loss on the potential settlement of the contractual obligation created by the notification by the 50.1% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the company; a valuation allowance against deferred tax assets in the U.K.; and an impairment of certain intangible assets, respectively.(3)

(3)	May not sum due to rounding as each item is computed independently.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 29, 2012
Net cash provided by operating activities (GAAP)	$685.0	$745.0
Purchases of property, plant and equipment	(85.0)	(95.0)
Free cash flow (Non-GAAP)	$600.0	$650.0

	Actual for the Year Ended February 28, 2011	Actual for the Year Ended February 28, 2010
Net cash provided by operating activities (GAAP)	$619.3	$402.5
Purchases of property, plant and equipment	(89.1)	(107.7)
Free cash flow (Non-GAAP)	$530.2	$294.8